Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

July 22, 2019

Advisors Disciplined Trust 1950

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re: Advisors Disciplined Trust 1950 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-230873 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President